Exhibit 10.3

SECOND AMENDMENT

SECOND AMENDMENT, dated as of January 29, 2007 (this “Second Amendment”), to the Amended and Restated Credit Agreement, dated as of November 3, 2005 (as amended by the First Amendment thereto, dated as of June 7, 2006, and as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ROUNDY’S SUPERMARKETS, INC., a Wisconsin corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to thereto (the “Lenders”), BEAR, STEARNS & CO. INC. and GOLDMAN SACHS CREDIT PARTNERS L.P., as joint lead arrangers and joint bookrunners (in such capacities, the “Lead Arrangers”), BEAR STEARNS CORPORATE LENDING INC., as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”), GOLDMAN SACHS CREDIT PARTNERS L.P., as syndication agent (in such capacity, the “Syndication Agent”), and several other institutions, as documentation agents (in such capacity, the “Co-Documentation Agents”).

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower has requested that the Lenders agree to certain amendments to the Credit Agreement and that certain of the Lenders make available the Tranche B Term Loans (as hereinafter defined), in each case as more fully set forth herein; and

WHEREAS, the Lenders are willing to agree to such amendments and certain of the Lenders are willing to provide the Tranche B Term Loans, in each case upon and subject to the terms and conditions contained in this Second Amendment.

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The rules of construction specified in Section 1.2 of the Credit Agreement shall apply to this Second Amendment, including terms defined in the preamble and recitals hereto.

SECTION 2. Amendments to Section 1.1. (a) The definition of “Acquisition”, “Applicable Margin”, “Asset Sale”, “Consolidated Fixed Charges”, “Excess Cash Flow”, “Existing Term Lenders”, “Existing Term Loans”, “Loan Documents”, “Required Lenders”, “Term Commitment”, “Term Lender”, “Term Loan” and “Term Percentage” contained in Section 1.1 of the Credit Agreement are hereby amended in their respective entireties to read as follows:

“Acquisition”: as to any Person, the acquisition by such Person of (a) Capital Stock of any other Person in related, complementary or ancillary line of business as such Person if, after giving effect to the acquisition of such Capital Stock, such other Person would be (i) an

Acquired Person of such Person and (ii) a Subsidiary Guarantor, (b) all or substantially all of the assets of any other Person in related, complementary or ancillary line of business as such Person or (c) assets constituting one or more business units (which may include any individual store or groups of stores) of any other Person used in a related, complementary or ancillary line of business of such Person. It is understood that the term “Acquisition” shall include the New Albertson’s Acquisition.

“Applicable Margin”: (a) with respect to the Existing Term Loans, for each Type of Loan, the rate per annum set forth under the relevant column for such Type of Loan in the Credit Agreement immediately prior to giving effect to the Second Amendment, (b) for each Type of Tranche B Term Loan, the rate per annum set forth under the relevant column heading below:

	Base Rate	Eurodollar
	Loans	Loans
Tranche B Term Loans	1.75%	2.75%

and (c) for each Type of Revolving Loan and/or Swingline Loan, the rate per annum set forth under the relevant column heading below:

	Base Rate	Eurodollar
	Loans	Loans
Revolving Loans and Swingline Loans	2.00%	3.00%

; provided that, on and after the first Adjustment Date (as defined in the Pricing Grid) occurring after the date which is six months after the Closing Date, the Applicable Margin with respect to Revolving Loans and Swingline Loans will be determined pursuant to the Pricing Grid.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (g), (h), (i), (j) or (k) of Section 8.5) that yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof, in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value, in the case of other non-cash proceeds) in excess of $3,000,000.

“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period, (b) Consolidated Lease Expense for such period and (c) scheduled payments made during such period on account of principal of Indebtedness of the Borrower or any of its Subsidiaries (including scheduled principal payments in respect of the Existing Term Loans and the Term Loans).

“Excess Cash Flow”: for any fiscal year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such fiscal year, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) deducted in arriving at such Consolidated Net Income, (iii) decreases in Consolidated Working Capital for such fiscal year, (iv) the net increase during such fiscal year (if any) in long-term deferred tax accounts of the Borrower, (v) any cash received as a result of a net decrease in the outstanding amount of Investments in Investee Stores (as permitted pursuant to Section 8.8(j) during such fiscal year and (vi) an amount equal to the aggregate net non-cash loss on the Disposition of Property by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and its Subsidiaries in cash during such fiscal year on account of Capital Expenditures (excluding any such expenditures financed with the principal amount of term Indebtedness incurred to finance such expenditures (but including repayments of any such Indebtedness incurred during such period or any prior period) and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) all optional prepayments of Funded Debt (other than the Loans and Funded Debt described in clause (b)(ii) above) during such fiscal year, (iv) the aggregate amount of all regularly scheduled principal payments of Funded Debt (including the Existing Term Loans and Term Loans) of the Borrower and its Subsidiaries made during such fiscal year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such fiscal year, (vi) the net decrease during such fiscal year (if any) in long-term deferred tax accounts of the Borrower, (vii) an amount equal to the aggregate net non-cash and, to the extent any cash gain results in a mandatory prepayment under Section 4.2(b) or to the extent such cash gain arises out of a Disposition permitted under Section 8.5(f), 8.5(h) or 8.5(k), cash gain on the Disposition of Property (which shall include any Recovery Event) by the Borrower and its Subsidiaries during such fiscal year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (viii) the amount of non-cash charges added back in prior fiscal years for which Excess Cash Flow is calculated pursuant to this Agreement pursuant to clause (a)(ii) above to the extent any such charge results in a cash payment during such fiscal year, (ix) an amount equal to cash payments made by the Borrower and the Subsidiary Guarantors in respect of (A) Pick ‘n Save Acquisitions, (B) the New Albertson’s Acquisition and (c) Acquisitions in reliance on Section 8.8(i)(A)(w) (in each instance, excluding payments financed with the principal amount of term Indebtedness incurred, and the proceeds from the issuance of Capital Stock issued, to finance such Pick ‘n Save Acquisitions, New Albertson’s Acquisition and Acquisitions in reliance on Section 8.8(i)(A)(w) (but including repayments of any such Indebtedness incurred during such period or any prior period) and any payments financed with the proceeds of any Reinvestment Deferred Amount), (x) payments to fund the underfunding liability of the defined pension plans of the Borrower or any of its Subsidiaries, (xi) any cash payments made during such period pursuant to Restricted Payments permitted under Sections 8.6(b) (excluding amounts expended in reliance on the final proviso thereof), (c) and (d), (xii) any cash payments of reasonable costs, fees and expenses incurred in connection with any Acquisition (including the New Albertson’s Acquisition) or Pick ‘n Save Acquisition, (xiii) any cash payments of reasonable costs, fees and expenses incurred in connection with Dispositions made in reliance on Section 8.5 (but only to the extent it is a Disposition of “surplus” property) and Section 8.5(f) in each case, as permitted herein, (xiv) any extraordinary cash charges, expenses and losses in accordance with GAAP, (xv) any cash payments in respect of a net increase in the outstanding amount of Investments in Investee Stores (as permitted pursuant to Section 8.8(j)) during such fiscal year and (xvi) any cash payments of costs, fees and expenses incurred in connection with the Transactions.

“Existing Term Lender”: each bank and other financial institution or entity party to this Agreement, as this Agreement was in effect immediately prior to giving effect to the Second Amendment.

“Existing Term Loan”: each loan made by the Existing Term Lenders to the Borrower on the Closing Date pursuant to Section 2.1 of this Agreement, as this Agreement was in effect immediately prior to giving effect to the Second Amendment.

“Loan Documents”: this Agreement, the Security Documents, the Reaffirmation Agreement and the Loan Notes.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Second Amendment Effective Date, the sum of (i) the aggregate unpaid principal amount of the Existing Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect and (b) thereafter, the sum of the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Term Commitment”: the Tranche B Term Commitment.

“Term Lender”: each Tranche B Term Lender.

“Term Loan”: each Tranche B Term Loan.

“Term Percentage”: the Tranche B Term Percentage.

(b) Section 1.1 of the Credit Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

“New Albertson’s Acquisition”: the acquisition by the Borrower or one of the Subsidiary Guarantors of the “Store Properties” (and certain related assets) as defined in and pursuant to that certain (a) Asset Purchase Agreement, dated as of December 20, 2006, among New Albertson’s, Inc., a Delaware corporation, the Borrower, Mega Marts, LLC, a Wisconsin limited liability company, and the other parties thereto and (b) the Real Estate Sale Agreement, dated as of December 20, 2006, between New Albertson’s, Inc. and Jondex Corp., a Wisconsin corporation.

“Reaffirmation Agreement”: the Reaffirmation Agreement, dated as of January 29, 2007, by and among the Loan Parties and the Administrative Agent.

“Second Amendment”: the Second Amendment, dated as of January 29, 2007, to this Agreement.

“Second Amendment Effective Date”: as defined in Section 16 of the First Amendment, which date is January 29, 2007.

“Tranche B Term Commitment”: as to any Tranche B Term Lender, the obligation of such Tranche B Term Lender to make a Tranche B Term Loan to the Borrower hereunder on the Second Amendment Effective Date in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Commitment” opposite such Tranche B Term Lender’s name on Schedule 1 to the Tranche B Term Lender Addendum delivered by such Tranche B Term Lender or in the Assignment and Assumption pursuant to which such Tranche B Term Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Tranche B Term Commitments is $800,000,000.

“Tranche B Term Lender Addendum”: a Tranche B Term Lender Addendum, substantially in the form of Exhibit A to the Second Amendment, to be executed and delivered by such Tranche B Term Lender on the Second Amendment Effective Date as provided in Section 16(d) of the Second Amendment.

“Tranche B Term Lender”: each Lender that has a Tranche B Term Commitment or that holds a Tranche B Term Loan.

“Tranche B Term Loan”: as defined in Section 2.1 of the Credit Agreement.

“Tranche B Term Percentage”: as to any Tranche B Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans of all Lenders then outstanding.

SECTION 3. Amendment to Section 2.1. Section 2.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Tranche B Term Commitments. Subject to the terms and conditions hereof, each Tranche B Term Lender severally agrees to make a term loan (each, a “Tranche B Term Loan”) to the Borrower on the Second Amendment Effective Date in an amount not to exceed the amount of the Tranche B Term Commitment of such Lender. The Tranche B Term Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 4.3.”

SECTION 4. Amendment to Section 2.2. Section 2.2 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Procedure for Tranche B Term Loan Borrowing. (a) The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:30 A.M., New York City time, one Business Day prior to the anticipated Second Amendment Effective Date) requesting that the Tranche B Term Lenders make the Tranche B Term Loans on the Second Amendment Effective Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche B Term Lender thereof. Not later than 1:00 P.M., New York City time, on the Second Amendment Effective Date, each Tranche B Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Tranche B Term Loan or Tranche B Term Loans to be made by such Lender; provided, however, that, at the option of each Tranche B Term Lender that is an Existing Term Lender immediately prior to giving effect to the Second Amendment, all or a portion of the aggregate amount of Existing Term Loans of such Tranche B Term Lender may be converted to Tranche B Term Loans and applied toward satisfaction of the foregoing funding requirement. Subject to the immediately preceding sentence, the Administrative Agent shall use the amounts made available to the Administrative Agent by the Tranche B Term Lenders to prepay the Existing Term Loans outstanding on such date and shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Tranche B Term Lenders and remaining after application to the prepayment of the Existing Term Loans.

(b) With respect to Existing Term Loans refinanced which are Eurodollar Loans, all Tranche B Term Loans made on the Second Amendment Effective Date shall have initial Interest Periods ending on the same dates as the Interest Periods applicable for the Existing Term Loans being refinanced with such Tranche B Term Loans, and the Eurodollar Rates applicable to such Tranche B Term Loans during such initial Interest Periods shall be the same as those applicable to the Existing Term Loans being refinanced. With respect to Existing Term Loans being refinanced which are Base Rate Loans, all Tranche B Term Loans made on the Second Amendment Effective Date shall be Base Rate Loans. The Borrower will not be reqired to make any payments to Existing Term Lenders that become Tranche B Term Lenders under Section 4.11 of the Credit Agreement in connection with the exchange of their Existing Term Loans for Tranche B Term Loans, except to the extent that such Lender’s Tranche B Term Loans are less than such Lender’s Existing Term Loans (such amount, a “Non-Renewed Loan”), in which case the Borrower shall be required to make payments to such Lender under Section 4.11 of the Credit Agreement, based on the amount of such Non-Renewed Loan.

SECTION 5. Amendment to Section 2.3. Section 2.3 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Repayment of Tranche B Term Loans. The Borrower shall repay to the Administrative Agent, for the benefit of the Tranche B Term Lenders, on each date set forth below, a principal amount of Tranche B Term Loans equal to (x) the principal amount of Tranche B Term Loans made on the Second Amendment Effective Date (after giving effect to any optional and mandatory prepayments) multiplied by the percentage set forth below opposite such date:

Quarterly Date	Percentage

March 31, 2007	0.25%
June 30, 2007	0.25%
September 30, 2007	0.25%
December 31, 2007	0.25%
March 31, 2008	0.25%
June 30, 2008	0.25%
September 30, 2008	0.25%
December 31, 2008	0.25%
March 31, 2009	0.25%
June 30, 2009	0.25%
September 30, 2009	0.25%

Quarterly Date	Percentage

December 31, 2009	0.25%
March 31, 2010	0.25%
June 30, 2010	0.25%
September 30, 2010	0.25%
December 31, 2010	0.25%
March 31, 2011	0.25%
June 30, 2011	0.25%
September 30, 2011	0.25%
November 3, 2011	95.25%”

SECTION 6. Amendment to Section 4.2(c). Section 4.2(c) of the Credit Agreement is hereby amended by deleting the text beginning with “(3)” and ending before the period in the seventh and eighth line thereof and substituting in lieu thereof “(3) the aggregate amount of all optional prepayments of Existing Term Loans and Term Loans during such fiscal year other than the Existing Term Loans prepaid on the Second Amendment Effective Date with the proceeds of the Tranche B Term Loans”.

SECTION 7. Amendment to Section 5.16. Section 5.16 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Use of Proceeds. The proceeds of the Tranche B Term Loans shall be used to prepay the Existing Term Loans outstanding on the Second Amendment Effective Date, to finance a portion of the New Albertson’s Acquisition and pay related fees and expenses. The proceeds of the Revolving Loans shall be used to finance a portion of the Transaction and to pay related costs, fees and expenses and following the consummation of the Transaction shall be used, together with the proceeds of the Swingline Loans, and the Letters of Credit, for general corporate and working capital purposes (including, but not limited to, Capital Expenditures).”

SECTION 8. Amendment to Section 7.11. Section 7.11 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Interest Rate Protection. In the case of the Borrower, maintain for a period of at least two years after the Closing Date Hedge Agreements to the extent necessary to provide that at least $375,000,000 of the aggregate principal amount of the Term Loans is subject to either a fixed interest rate or interest rate protection, which Hedge Agreements shall have terms and conditions reasonably satisfactory to the Administrative Agent.”

SECTION 9. Amendment to Section 7.12. Section 7.12 of the Credit Agreement is hereby amended in its entirety to read as follows:

“Mortgages, etc.

(a) Within 30 days of the Second Amendment Effective Date and notwithstanding Section 7.9(b), a Mortgage Amendment shall have been received by the Administrative Agent with respect to each Mortgaged Property currently subject to a Mortgage securing the obligations under this Agreement and the other Loan Documents executed and delivered by a duly authorized officer of each party thereto.

(b) Within 30 days of the Second Amendment Effective Date and notwithstanding Section 7.9(b), the Administrative Agent shall have received, and the title insurance company issuing the policy referred to in clause (c) below (the “Title Insurance Company”) shall have received, “no-change” affidavits relating to the Mortgaged Properties, certified to the Administrative Agent and the Title Insurance Company in a manner satisfactory to them, dated a date satisfactory to the Administrative Agent and the Title Insurance Company affirming that no material change has occurred regarding each Mortgaged Property as compared to the Existing Surveys.

(c) Within 60 days of the Second Amendment Effective Date and notwithstanding Section 7.9(b), the Administrative Agent shall have received in respect of each Mortgaged Property currently subject to a Mortgage securing the obligations under this Agreement and the other Loan Documents, a date down endorsement for each of the Existing Title Policies or a re-dated title insurance policy. The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(d) Within 30 days of the Second Amendment Effective Date and notwithstanding Section 7.9(b), if requested by the Administrative Agent, the Administrative Agent shall have received (A) either (x) a certification demonstrating that a Mortgaged Property is not in a special flood hazard area as indicated on FEMA Flood Insurance Rate Maps, or (y) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not earlier than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208.25(i) of Regulation H of the Board.

(e) Within 60 days of the Second Amendment Effective Date and notwithstanding Section 7.9(b), the Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (c) above and a copy of all other material documents affecting the Mortgaged Properties.

(f) Within 30 days of the Second Amendment Effective Date and notwithstanding Section 7.9(b), the Administrative Agent shall have received such legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.”

SECTION 10. Amendments to Section 8.5. Section 8.5 of the Credit Agreement is hereby amended by:

(a)   deleting in clause (i) thereof, the word “and” following the phrase “or collection thereof;”,

(b)   deleting in clause (j) thereof the period following such clause and substituting in lieu thereof “; and”, and

(c)   inserting a new clause (k) to read as follows: “Sale and Leaseback Transactions of the “Store Properties” acquired by the Borrower or one of the Subsidiary Guarantors pursuant the New Albertson’s Acquisition and listed on Schedule I to the Second Amendment; provided that the fair market value of all such Property Disposed of pursuant to this Section 8.5(k) shall not exceed $15,000,000 in the aggregate.”

SECTION 11. Amendment to Section 8.7. Section 8.7 of the Credit Agreement is hereby amended by inserting in clause (d) thereof after the phrase “toward the prepayment of” the phrase “the Existing Term Loans or”.

SECTION 12. Amendment to Section 8.8(i). Section 8.8(i) of the Credit Agreement is hereby amended in its entirety to read as follows:

“(i) Acquisitions or Pick ’n Save Acquisitions by the Borrower and the Subsidiary Guarantors; provided, that (A) in connection with any Acquisition, other than the New Albertson’s Acquisition, the aggregate consideration (excluding consideration in the form of Capital Stock of Holdings, but including Indebtedness permitted under Section 8.2(i) and 8.2(p) incurred in connection with Acquisitions) for all such Acquisitions after the Closing Date shall not exceed the sum of (w) $150,000,000, (x) any portion of the Excess Cash Flow of the Borrower for each full fiscal year completed since the Closing Date beginning with the first full fiscal year to occur after the Closing Date which was not required to be applied toward the prepayment of the Existing Term Loans or the Term Loans pursuant to Section 4.2(c) and not used to finance Capital Expenditures as set forth in Section 8.7, (y) Net Cash Proceeds received by the Borrower from the issuance of Capital Stock of Holdings to the Sponsor which are used for the purchase of the Capital Stock of the Borrower by Holdings; provided, that such proceeds are immediately utilized for such Acquisition (“Excluded Acquisition Capital Stock”) and (z) any Reinvestment Deferred Amount, (B) in connection with any Acquisition or Pick ’n Save Acquisition, after giving effect to the consummation of such Acquisition or Pick ’n Save Acquisition, including the incurrence of any Indebtedness associated therewith, each of the Consolidated Leverage Ratio and the Consolidated Senior Secured Leverage Ratio of the Borrower for a period of four consecutive fiscal quarters ending on the last day of the fiscal quarter immediately preceding the fiscal quarter in which such Acquisition or Pick ’n Save Acquisition is consummated (and calculated giving pro forma effect to such Acquisition or Pick ’n Save Acquisition and such incurrence of Indebtedness as if they had occurred on the first day of the four quarter period in respect of which such Consolidated Leverage Ratio is calculated) shall not exceed the applicable ratio required for such period pursuant to Section 8.1 and the Borrower would have been in compliance with the covenants set forth in Section 8.1 on such date, (C) not later than five Business Days prior to the consummation of any such Acquisition or Pick ’n Save Acquisition, the Administrative Agent shall have received and be satisfied with (i) a certificate of a

Responsible Officer setting forth the calculations required to determine compliance with clauses (A) and (B) above and certifying that the conditions set forth in this Section 8.8(i) have been satisfied, (ii) financial statements relating to such Person or Persons that is the subject of such Acquisition or Pick ’n Save Acquisition for the most recently ended fiscal year and (iii) such other financial information relating to the Acquisition or Pick ’n Save Acquisition as the Administrative Agent may reasonably request, (D) the Acquisition or Pick ’n Save Acquisition is consummated on a friendly basis and (E) after giving effect to such Acquisition or Pick ’n Save Acquisition, no Event of Default shall have then occurred and be continuing;”

SECTION 13. Amendment to Section 8.11. Section 8.11 of the Credit Agreement is hereby amended by inserting in clause (i) thereof after the phrase “permitted by Section 8.5(f)” the phrase “or Section 8.5(k)”.

SECTION 14. Amendment to Section 11.17. Section 11.17 of the Credit Agreement is hereby amended in its entirety to read as follows:

“[Intentionally Omitted].”

SECTION 15. Joinder. From and after the Second Amendment Effective Date, each Tranche B Term Lender executing and delivering a Tranche B Term Lender Addendum in the form of Exhibit A hereto shall become a party to the Credit Agreement and have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the other provisions thereof.

SECTION 16. Conditions to Effectiveness. This Second Amendment shall become effective upon the date (the “Second Amendment Effective Date”) on which:

(a) the Administrative Agent shall have received this Second Amendment, executed and delivered by a Responsible Officer of the Borrower;

(b) the Administrative Agent shall have received the Reaffirmation Agreement, executed and delivered by a Responsible Officer of each Loan Party;

(c) the Administrative Agent shall have received written consents from Lenders which constitute Required Lenders to the execution and delivery of this Second Amendment and the consummation of the transactions contemplated hereby (it being agreed that the execution of a Tranche B Term Lender Addendum shall constitute such written consent).

(d) the Administrative Agent shall have received a Tranche B Term Lender Addendum executed and delivered by each Tranche B Term Lender;

(e) the Administrative Agent shall have received reasonably satisfactory evidence that, subject to Section 2.2 of the Credit Agreement as amended by the Second Amendment, the outstanding principal amount of, and all accrued and unpaid interest and other amounts due and payable on, the Existing Term Loans (except for continuing indemnity obligations which survive the prepayment of such Existing Term Loans) shall have been paid in full with the proceeds of the Tranche B Term Loans or by the Borrower;

(f) the Administrative Agent shall have received all fees required to be paid to it and all expenses payable hereunder for which invoices have been presented (including the reasonable fees and expenses of legal counsel).

(g) the Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Second Amendment Effective Date, substantially in the form of Exhibit C to the Credit Agreement, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction or organization of such Loan Party and (ii) a long form good standing certificate for each Loan Party from its jurisdiction or organization; provided that in lieu of delivery of any of the attachments to such certificate, each Loan Party may deliver a certificate executed by a Responsible Officer of such Loan Party certifying that there have been no amendments to those documents previously delivered to the Administrative Agent on the Closing Date pursuant to Section 6.1(h) of the Credit Agreement;

(h) Each of the Lenders shall have received the following executed legal opinions:

(i) the legal opinion of Kirkland & Ellis LLP, counsel to the Borrower and their Subsidiaries; and

(ii) such other legal opinions of such special and local counsel as may be required by the Administrative Agent.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require;

(i) The Administrative Agent shall have received, to the extent not previously delivered, (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof;

(j) To the extent not previously delivered, each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 8.3), shall be in proper form for filing, registration or recordation;

(k) The Administrative Agent shall have received a certificate duly executed by a Responsible Officer certifying that no Default or Event of Default shall have occurred and be continuing on the Second Amendment Effective Date or after giving effect to this Second Amendment.

The Administrative Agent shall notify the Borrower and the Lenders of the Second Amendment Effective Date, and such notice shall be conclusive and binding.

SECTION 17. Representations and Warranties. To induce the Administrative Agent to enter into this Second Amendment and to induce the Lenders to consent thereto and the Tranche B Term Lenders to make the Tranche B Term Loans, the Borrower hereby represents and warrants on behalf of itself and the other Loan Parties to the Agents and all of the Lenders as of the Second Amendment Effective Date that:

(a) The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform this Second Amendment, the Reaffirmation Agreement and the Loan Documents, as amended by this Second Amendment, and to borrow the Tranche B Term Loans, and each of the other Loan Parties has the power and authority, and the legal right, to make, deliver and perform the Reaffirmation Agreement and the Loan Documents to which it is a party, as amended by the Second Amendment. The Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of this Second Amendment, the Reaffirmation Agreement and the performance of the Loan Documents, as so amended, and to authorize the borrowing of the Tranche B Term Loans, and each of the other Loan Parties has taken all organizational action to authorize the execution, delivery and performance of the Reaffirmation Agreement and the performance of the Loan Documents to which it is a party, as so amended.

(b) No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required to be obtained by a Loan Party in connection with the execution and delivery of this Second Amendment, the Reaffirmation Agreement, the performance, validity or enforceability of this Second Amendment, the Reaffirmation Agreement or the Loan Documents, as amended by this Second Amendment, or the borrowing of the Tranche B Term Loans, except (i) consents, authorizations, filings and notices, which have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 5.19 of the Credit Agreement and (iii) those consents, authorizations, filings and notices, the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect.

(c) This Second Amendment and the Reaffirmation Agreement have been duly executed and delivered on behalf of the Borrower and the Reaffirmation Agreement has been duly executed and delivered on behalf of each of the other Loan Parties.

(d) This Second Amendment, the Reaffirmation Agreement and each Loan Document, as amended by this Second Amendment, constitutes the Borrower’s legal, valid and binding obligation, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The Reaffirmation Agreement and each Loan Document to which each other Loan Party is party, as amended by this Second Amendment, constitutes such Loan Party’s legal, valid and binding obligation, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(e) The execution, delivery and performance of this Second Amendment, the Reaffirmation Agreement, the performance of the Loan Documents, as amended by this Second Amendment, and the use of the Tranche B Term Loans (i) will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries and (ii) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

(f) The Borrower represents and warrants to the Administrative Agent and the Lenders that as of the Second Amendment Effective Date, after giving effect to this Second Amendment, no Default or Event of Default has occurred and is continuing and the representations and warranties made by the Borrower or any of its Subsidiaries in or pursuant to the Credit Agreement or any other Loan Document are true and correct in all material respects on and as of the Second Amendment Effective Date as if made on such date (except to the extent that any such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date).

SECTION 18. Continuing Effect of the Credit Agreement. This Second Amendment shall not constitute an amendment or waiver of or consent to any provision of the Credit Agreement or the other Loan Documents not expressly referred to herein and shall not be construed as an amendment, waiver or consent to any action on the part of the Borrower that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein. Except as expressly amended hereby, the provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect in accordance with its terms.

SECTION 19. Ratification. As modified hereby, the Loan Documents shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

SECTION 20. GOVERNING LAW. THIS SECOND AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 21. Counterparts; Integration; Effectiveness. This Second Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Second Amendment and any agreements referred to herein constitute the entire contract among the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Upon the effectiveness of this Second Amendment as set forth in Section 16 hereof, this Second Amendment shall be binding upon and inure to the benefit of the parties hereto and, subject to and in accordance with Section 11.6 of the Credit Agreement, their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Second Amendment by facsimile or other electronic transmission (i.e. a “pdf” or “tif”) shall be as effective as delivery of a manually executed counterpart of this Second Amendment.

SECTION 22. Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 23. Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of this Second Amendment, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

ROUNDY’S SUPERMARKETS, INC.

By:	/s/ Edward G. Kitz
Name: Edward G. Kitz
Title: Group Vice President, Legal, Risk & Treasury

Signature Page to Second Amendment to

Roundy’s Supermarkets, Inc. A&R Credit Agreement

BEAR STEARNS CORPORATE LENDING INC.,
as Administrative Agent

By:	/s/ Victor Bulzacchelli
Name: VICTOR BULZACCHELLI
Title: VICE PRESIDENT

Signature Page to Second Amendment to

Roundy’s Supermarkets, Inc. A&R Credit Agreement

EXHIBIT A

TO SECOND AMENDMENT

FORM OF TRANCHE B TERM LENDER ADDENDUM

January 29, 2007

Reference is made to the Amended and Restated Credit Agreement, dated as of November 3, 2005 (as amended by the First Amendment thereto, dated as of June 7, 2006, and as amended by the Second Amendment thereto, dated as of January 29, 2007 (the “Second Amendment”), and as the same may be further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ROUNDY’S SUPERMARKETS, INC., a Wisconsin corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), BEAR, STEARNS & CO. INC. and GOLDMAN SACHS CREDIT PARTNERS L.P., as joint lead arrangers and joint bookrunners (in such capacities, the “Lead Arrangers”), BEAR STEARNS CORPORATE LENDING INC., as administrative agent (in such capacity, together with its successors in such capacity, the “Administrative Agent”), GOLDMAN SACHS CREDIT PARTNERS L.P., as syndication agent (in such capacity, the “Syndication Agent”), and several other institutions, as documentation agents (in such capacity, the “Co-Documentation Agents”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Upon execution and delivery of this Tranche B Term Lender Addendum by the parties hereto as provided in Section 16(d) of the Second Amendment, the undersigned hereby becomes a Tranche B Term Lender under the Credit Agreement having the Tranche B Term Commitments set forth in Schedule 1 hereto, effective as of the Second Amendment Effective Date.

Schedule 1 hereto sets forth the portion, if any, of the undersigned’s Tranche B Term Commitment that the undersigned wishes to satisfy by converting to Tranche B Term Loans an equivalent portion of the undersigned’s outstanding Existing Term Loans.

THIS TRANCHE B TERM LENDER ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

This Tranche B Term Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission or other electronic transmission (i.e. a “PDF” or “TIF”) shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Tranche B Term Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

Name of Lender

By:
Name:
Title:

Signature Page to Tranche B Term Lender Addendum

Schedule 1

TRANCHE B TERM COMMITMENT

1.                                  Name of Lender:

2.                                  Tranche B Term Commitment: $

3.                                  Portion of Existing Term Loans to be converted to Tranche B Term Loans: $